Exhibit 99.1

Investor Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

Media Contact:

William F. Bruckner

Vice President, Strategic Marketing

610-882-1820

ORASURE REQUIRED TO SUBMIT ADDITIONAL DATA FOR FDA

CLEARANCE OF UPLINK® ORAL FLUID RAPID DRUG DETECTION SYSTEM

BETHLEHEM, PA. – March 26, 2004 – (BW HealthWire) - OraSure Technologies, Inc. (NASDAQ NM:OSUR), a market leader in oral fluid diagnostics, today announced that it will need to submit additional performance data to the U.S. Food and Drug Administration (“FDA”) in order to obtain 510(k) clearance of its UPlink® Oral Fluid Drug Detection System.

In September 2003, OraSure submitted an application with the FDA for 510(k) clearance of its UPlink® analyzer and oral fluid assays for the rapid detection of drugs of abuse commonly identified by the National Institute for Drug Abuse (“NIDA”) as the NIDA-5 panel of drugs, i.e., cocaine, opiates, amphetamine/methamphetamine, PCP and marijuana. The FDA has notified the Company that a new application will be required containing additional performance data that demonstrates that the UPlink® system is substantially equivalent to another FDA-approved device before 510(k) clearance can be granted.

“We are obviously disappointed with the FDA’s decision to require additional data and a new 510(k) application,” said Mike Gausling, President and Chief Executive Officer of OraSure Technologies. “However, we remain confident in the performance of the UPlink® system and will continue to work with the FDA to gather the additional data needed to submit a new 510(k) application for this product. We are also moving forward full steam with our plans to launch the UPlink® system through our partner, Dräger, in the roadside testing market in Europe beginning in April. In addition, we still plan to conduct beta site testing of this product here in the United States later this year and obtain additional market research in anticipation of a potential domestic launch in 2005 once FDA clearance is obtained.”

As previously announced, OraSure expects 2004 revenues to grow 25% over 2003 to at least $50 million. In addition, the Company expects to achieve profitability for the year as a whole.

About UPlink®

UPlink® is OraSure’s first product platform based on its proprietary Up-Converting Phosphor Technology (UPT™). UPlink® is a point-of-care system comprised of an oral fluid sample collector, test cassette, and analyzer, which is designed to deliver instrument-read results for simultaneously detecting the full NIDA-5 panel of drugs in a single oral fluid sample. The Company believes the UPlink® point-of-care oral fluid detection system will offer several important advantages over traditional lab-based urine drug tests, including reduced costs and turn around time, the ability to perform accurate drug testing for a full NIDA-5 panel virtually anywhere, treatment of test subjects with greater dignity, and reduced risk of sample adulteration.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV-1. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, profitability, markets, products and regulatory submissions and approvals. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing products and up-converting phosphor technology products; ability to fund research and development and other projects and operations; ability to maintain new or existing product distribution channels (including our ability to implement a direct sales effort or other alternative distribution for OraQuick(R)); reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing of obtaining, necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form

10-K for the year ended December 31, 2003, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

# # #